Exhibit 10.5

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into effective as of the 1st day of January 2007 by and between HVHC Inc. (“HVHC”) and Eye Care Centers of America, Inc. (“Subsidiary”).

WHEREAS, HVHC is a direct subsidiary of Highmark Inc. (“Highmark”) and is a holding company for vision related businesses, including that of Subsidiary;

WHEREAS, Subsidiary requires certain management, administrative and corporate services and facilities and equipment to conduct its business operations;

WHEREAS, HVHC is prepared to provide certain management, administrative and corporate services and to make available facilities and equipment to Subsidiary for Subsidiary’s business operations; and

WHEREAS, HVHC and Subsidiary desire to enter into a formal agreement to identify and provide for the reimbursement of the cost of the services, facilities and/or equipment to be provided by HVHC to Subsidiary;

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, HVHC and Subsidiary agree as follows:

ARTICLE I

HVHC Responsibilities

HVHC shall make available to Subsidiary, during the term of this Agreement certain management, administrative and corporate services (“Services”) and facilities and equipment (“Facilities”) mutually determined to be appropriate for HVHC to provide to assist Subsidiary in conducting its business operations. The Services may include, but are not limited to, management, supervision, financial, accounting, investment, procurement, human resource services, information systems, communications, payroll, employee benefits, and other services as the parties may agree to from time to time. The Facilities may include, but are not limited to, office floor space, telephones, furniture, building maintenance, and cleaning services and other Facilities as the parties may agree to from time to time.

HVHC shall provide the level of service requested by Subsidiary subject to the ability of HVHC staff to accommodate these requests.

ARTICLE II

Compensation for Services

Subsidiary agrees to pay HVHC in accordance with the terms set forth below. The fees shall be fair and reasonable and consistent with the cost for HVHC to make the Services or Facilities available to Subsidiary. None of the charges to Subsidiary under this Agreement shall duplicate charges made to Subsidiary by Highmark under any agreement similar to this Agreement. HVHC shall invoice Subsidiary on a monthly basis with the monthly fee including the following:

(i)	Corporate Level Expenses – Corporate Level Expenses includes those for various corporate functions and services, including but not limited to management, supervision, financial, accounting, investment, procurement, payroll, employee benefits, human resources, and communications. Corporate Level Expenses will be allocated based on actual utilization or appropriate and reasonable methods for the relevant expense (such as allocating costs for employee recruitment based on number of employees or hires).

(ii)	Direct Charges – Direct Charges are any external charges incurred and paid by HVHC on behalf of Subsidiary, and are charged directly by HVHC to Subsidiary at actual cost. Examples include legal, consulting, or other professional services fees.

(iii)	Central Payments – Central Payments are expenses paid by HVHC which may benefit multiple subsidiaries or business segments. Central Payments may include, but are not limited to, employee benefit programs for which the Subsidiary is a participant. Central Payments are to be allocated based on actual utilization or appropriate and reasonable methods for the relevant expense (for example, group insurance costs allocated based on the number of FTEs). Standard rates may be used and adjusted on an interim basis throughout the year, and, at year-end, variances between the standard and actual rates will be distributed back to users or business segments based upon actual costs.

(iv)	Payment – For each of the foregoing expenses and charges described in this Article II, HVHC shall invoice Subsidiary on a monthly basis. HVHC may, at its option, electronically withdraw invoiced amounts from Subsidiary funds on deposit at financial institutions provided that, when appropriate, prior authorization has been obtained from Subsidiary’s Board of Directors. If funds of Subsidiary are not available, withdrawal will occur as soon thereafter as funds become available.

ARTICLE III

Term and Termination

1. Term. This Agreement shall be effective the date first written above and continue in effect for a term of one year thereafter. It shall renew automatically for successive terms of one year unless terminated as provided in Section 2 of this Article, unless otherwise stated herein.

2. Termination. This Agreement may be terminated:

(a)	on an anniversary date following a minimum of 30 days prior written notice by either party,

(b)	automatically on the filing of any voluntary or involuntary petition in bankruptcy, the application for appointment of a receiver, trustee or liquidator, or the making of a general assignment for the benefit of creditors by or for Subsidiary, or

(c)	at any time by mutual agreement of the parties.

ARTICLE IV

Liability

A.	The parties agree to hold each other harmless, and in no event shall either one be liable to the other for loss of income or profit, incidental, indirect, special, or consequential damages, arising out of any breach of this Agreement, or of obligations under this Agreement, or for any claim made against either one by any other party.

B.	The parties agree that HVHC personnel or officers who perform services for Subsidiary hereunder shall in the rendering of such services continue as employees of HVHC or Highmark for purposes of Workmen’s Compensation, Unemployment Compensation and with respect to all other employee and retirement benefits.

C.	The provisions of this Article IV shall survive the expiration or earlier termination of this Agreement.

ARTICLE V

General

A.	Assignment

Except as otherwise provided herein, neither party shall assign or subcontract this Agreement, or any interest herein, or any part of this Agreement without the other party’s prior written consent which shall not be unreasonably withheld.

B.	Applicable Law

The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the Commonwealth of Pennsylvania.

C.	Waiver

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

D.	Entirety

This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises and representations, whether oral or written, between the parties with respect to the subject matter hereof.

E.	Change in Ownership

Notwithstanding any provision of this Agreement to the contrary, in the event that control or change in ownership of either party is acquired by a third party, this Agreement shall terminate immediately without the need for further notice or action by the non-acquired party.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

HVHC INC.
By:
Title:

Eye Care Centers of America, Inc.
By:
Title:

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